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                                                                EXHIBIT 10.19




                             THE TENERE GROUP, INC.
                         RETIREMENT PLAN FOR DIRECTORS


                 THE TENERE GROUP, INC., a Missouri corporation, hereby establishes The Tenere Group, Inc. Retirement Plan for Directors effective May 17, 1996.

1. PURPOSE. The purpose of the Plan is to provide retirement benefits to certain Directors of The Tenere Group, Inc. who have rendered extended service as a Director.

2. DEFINITIONS. Except where otherwise specifically provided, the following terms shall have the following meanings for purposes for this Plan:

                 (a) COMPANY means The Tenere Group, Inc., a Missouri corporation.

                 (b) DIRECTOR means a member of the Board of Directors of the Company.

                 (c) DISABILITY means the inability of an Outside Director to perform the regular duties of a Director, as determined by a majority vote of the remaining Outside Directors.

                 (d) OUTSIDE DIRECTOR means a Director who for the entire part of a Plan Year that he is a Director is not an employee of the Company or any subsidiary of the Company.

                 (e) PLAN means The Tenere Group, Inc. Retirement Plan for Directors.

                 (f) PLAN YEAR means the period from one annual meeting of shareholders of the Company until the next annual meeting, except that the first Plan Year shall be the period from May 18, 1995 until May 17, 1996.

                 (g) RETAINER means the annual fee payable to an Outside Director without regard to attendance at meetings, service on a committee or an election to defer receipt of such fee.

                 (h) RETIREMENT means the termination of service as a Director by an Outside Director other than (i) because of death, or (ii) because of or following the Outside Director's commission of an act involving moral turpitude, dishonesty, malfeasance in office or breach of trust in connection with or with respect to his office as Outside Director.

                 (i) YEAR OF SERVICE means each Plan Year during which a Director serves as an Outside Director. In addition, each Outside Director shall be deemed to have accrued one Year of Service for each 12-month period prior to May 18, 1995 in which such Outside Director served as a director of the
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                          Company, RCA Mutual Insurance Company or Risk Control
                          Associates, Inc.; provided, however, that simultaneous service by a Director during any such period on two or more of such boards of directors shall not result in such Director being deemed to have accrued more than one Year of Service for any 12-month period. Service during any part of a Plan Year shall be counted as a Year of Service, but only if the Director is an Outside Director during all of such service. If an Outside Director dies while serving as a Director, or ceases to be a Director because of Disability, his Years of Service shall be determined as if he had served through the end of his elected term. No more than ten (10) Years of Service shall be recognized under this Plan.

3. ELIGIBILITY. An Outside Director shall be eligible to receive a benefit under this Plan if, after May 17, 1996, he retires as a Director and has five (5) or more Years of Service at the time of his retirement. An Outside Director whose service as a Director ends other than because of Retirement or Disability will not be eligible to receive a benefit under the Plan.

4.               BENEFITS.

                 (a) AMOUNT. The benefit paid under this Plan shall be an annual benefit equal to the Retainer at the date of the Outside Director's retirement, multiplied by ten percent (10%) for each Year of Service the Outside Director has (or is deemed to have) at the time his service as a Director ends, with a maximum annual benefit equal to the full amount (100%) of the Retainer at the date of the Outside Director's retirement.

                 (b) PAYMENT. Benefits payable under this Plan shall be paid in cash in quarterly installments beginning with the February 1, May 1, August 1 or November 1 coinciding with or next following:

                          (i) In the case of an Outside Director whose service as a Director ends before age 65 on account of Disability, the date the Outside Director's Disability is established; or

                          (ii) In the case of any other Director, the later of (A) the date the Outside Director ceases to serve as a Director or (B) the date the Outside Director attains age 65.

                 (c) DURATION. Payments shall be made to an Outside Director for 40 quarters, but if the Outside Director dies before all such payments have been made no further payments shall be made after the date of his death.

5. INALIENABILITY. The rights and benefits inuring to any Outside Director or beneficiary under this Plan may not be assigned, alienated or anticipated.


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6.               FUNDING.  Nothing contained in this Plan and no action taken pursuant to the provisions hereof shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Outside Director or any other person. Amounts due under this Plan at any time and from time to time shall be paid from the general funds of the Company. To the extent that any person acquires a right to receive payments hereunder, such right shall be that of an unsecured general creditor of the Company.

7. AMENDMENT AND TERMINATION. The Company reserves the right at any time to amend or revoke this Plan without liability to any Outside Director after the effective date of such amendment or termination, provided, however, that any benefit which has begun to be paid in accordance with the terms of the Plan may not be reduced or eliminated.

8. NO RETENTION RIGHTS. Nothing in this Plan shall give any Director the right to be retained as a Director of the Company.

9. WITHHOLDING. All amounts otherwise payable under this Plan shall be reduced by any amounts required to be withheld therefrom pursuant to Federal, state or local law.

10. CONSTRUCTION. This Plan shall be construed in accordance with and governed by the laws of the State of Missouri. Words in the masculine include the feminine, and words in the singular include the plural, as appropriate.

                 IN WITNESS WHEREOF, THE TENERE GROUP, INC. has caused this instrument to be executed and to be attested and its corporate seal to be affixed by its duly authorized officers this 17th day of May, 1996.


                                        THE TENERE GROUP, INC.



                                        By
                                           ____________________________________
                                           Raymond A. Christy, M.D., President
                                           and Chief Executive Officer

ATTEST



By ____________________________________
     Michael D. Hoeman, M.D., Secretary





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